Filed Pursuant to Rule 424(b)(3)

Registration No. 333-135231

PROSPECTUS

AVATECH SOLUTIONS, INC.

6,190,000 SHARES OF COMMON STOCK

This Prospectus relates to the resale of an aggregate of 6,190,000 shares of the Common Stock of Avatech Solutions, Inc. (“we” or the “Company”) owned by or issuable to shareholders having registration rights with respect to resales of shares acquired by them in connection with:

(a) Our private placement of 4,000 shares of our Series F 10% Cumulative Convertible Preferred Stock (“Preferred Stock”), convertible into 2,000,000 shares of our Common Stock, and 800,000 stock purchase warrants (“Warrants”) in a transaction not involving a public offering pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”); This prospectus also covers up to 1,590,000 shares of our Common Stock issuable upon redemption, purchase or payment of dividends on the Preferred Stock;

(b) Our private placement of 1,000,000 shares of our Common Stock, and 600,000 stock purchase warrants (the “Common Stock Warrants”) in a transaction not involving a public offering pursuant to Section 4(2) of the Act; and

(c) The exercise of 200,000 stock purchase warrants issued to a financing consultant, in a transaction not involving a public offering under Section 4(2) of the Act.

The selling stockholders identified beginning on page 7 are offering shares of our Common Stock covered in this Prospectus. The shares of our Common Stock that may be resold by the selling stockholders constitute approximately 21.8% of our issued and outstanding Common Stock on June 1, 2006 after giving effect to the conversion of all of the outstanding shares of our preferred stock, including the Preferred Stock, and the exercise of outstanding warrants to purchase shares of our Common Stock, including the Preferred Stock Warrants and Common Stock Warrants.

The selling stockholders may sell shares of our Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price, in negotiated transactions, or otherwise. The selling stockholders may be deemed to be underwriters of the shares of our Common Stock that they are offering. Please see the “Selling Stockholders” section beginning on page 7 in this Prospectus for a complete description of all of the selling stockholders.

The selling stockholders will receive all of the amounts received upon any sale by them of shares of our Common Stock, less any brokerage commissions or other expenses incurred by them. The selling stockholders will receive all sale proceeds and we will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders.

You should read this Prospectus and any supplement carefully before you invest.

Our Common Stock is traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol “AVSO.OB”. The last sale price on June 19, 2006 was $2.00 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is August 11, 2006

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WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, periodic reports and proxy statements with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference facilities at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov. Information about us may be obtained from our website www.avatechsolutions.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the Securities and Exchange Commission (SEC) through a link to the SEC’s EDGAR reporting system. Simply select the “Investors” menu item, then click on the “SEC Filings” link.

This Prospectus is a part of the registration statement that we filed on Form S-1 with the SEC. The registration statement contains more information about us and our Common Stock than this Prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our Common Stock being offered in this Prospectus. Statements that we make in this Prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the Prospectus, and you should review that information in order to understand the nature of any investment by you in our Common Stock. Information contained in this Prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005; and

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30 and December 31, 2005, and March 31, 2006; and

•	Our Current Reports on Form 8-K filed on May 16, June 1 (amended June 8, 2006), June 19, 2006 and July 6, 2006; and

•	Our Proxy Statement for our Annual Meeting of Stockholders held on November 10, 2005; and

•	All of our filings pursuant to Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, since the date of the filing of our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Avatech Solutions, Inc.

10715 Red Run Boulevard, Suite 101

Owings Mills, Maryland 21117

Attn: Corporate Secretary

(410) 753-1587

You should only rely upon the information included in or incorporated by reference into this Prospectus or in any Prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this Prospectus or any Prospectus supplement is accurate as of any date later than the date on the front of the Prospectus or Prospectus supplement.

We have not authorized any person to provide you with information different from that contained or incorporated by reference in this Prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Common Stock.

PROSPECTUS SUMMARY

This summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. To understand the terms of the securities we are offering, you should carefully read this document with any attached Prospectus supplement. You should also read the documents to which we have referred you in “Where You Can Find More Information” on page 1 for additional information about us and our financial statements.

Our Business

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 accompanies this Prospectus and contains information about us, including audited financial statements for our fiscal year ended June 30, 2005. Please refer to the Annual Report for additional information.

Risk Factors

Purchasers of our Common Stock should consider carefully, in addition to the other information contain in or incorporated by reference into this Prospectus or any supplement, the risk factors set forth in the Risk Factors section beginning on page 3.

Use of Proceeds

We will not receive any proceeds from the sale of our Common Stock under this Prospectus by the selling stockholders identified under “Selling Stockholders.”

Plan of Distribution

The selling stockholders will sell shares covered by this Prospectus in open-market transactions effectuated on the OTC Bulletin Board or in privately negotiated transactions.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE DETERMINING WHETHER OR NOT TO INVEST IN SHARES OF OUR COMMON STOCK.

RISK FACTORS RELATING TO OUR BUSINESS GENERALLY

We have a history of significant losses and may never achieve profitability.

In the last five fiscal years of operation, we have reported a net profit only in the fiscal years ended June 30, 2001 and 2005. Although we were profitable for the fiscal year ended June 30, 2005, and believe we will continue to be profitable on a quarterly and annual basis, we may not be able to sustain or increase profitability on a quarterly or an annual basis in the future.

We have a limited operating history, which makes it difficult to evaluate our business and prospects.

We began operations in 1997, with the merger of four founding companies. Since that time, we have acquired 16 additional companies. Management believes it has successfully integrated these businesses and their disparate operations, employees and management structures and personnel. The limited history and continuing evolution of our operations makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by companies in their early stages of development. If we fail to address these risks and uncertainties, we may be unable to grow our business, increase our revenue, or continue to be profitable.

Our reliance on the sale of a single software vendor’s products could decrease our revenues and our profitability.

We derive over 90% of our net revenues from the sale and integration of Autodesk products and from providing upgrades and related services for those products. As such, if sales of Autodesk products and upgrades decrease, our revenues will decrease, which will adversely affect our profitability.

If our relationship with Autodesk is not renewed each year, our revenues would significantly decrease and such decrease would jeopardize our viability.

Our continued growth and future success are largely dependent upon maintaining our relationship with Autodesk. While our current relationship with Autodesk is good, there can be no assurance that this relationship will continue. Under the terms of the Autodesk Channel Partner Agreement, this relationship must be renewed each year. Because over 90% of our revenues are attributable to the resale of Autodesk products and related services, Autodesk’s failure to renew its relationship with us would significantly decrease our sales, revenues and overall financial condition, and would jeopardize our viability.

Our products may contain undetected errors that could harm our sales and revenue and result in increased operating expenses and liabilities.

Our business depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect new or current products and services or enhancements until after they are deployed. In the past, we have discovered software errors in some new products and enhancements after their introduction, and we may find errors in current or future new products or releases after commencement of commercial use. If we market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which could harm our current and future sales or result in expenses and liabilities that could reduce our operating results and adversely affect our financial condition and the market for our common stock.

We may inadvertently infringe on third party proprietary rights, which could result in costly litigation, reduced sales and revenue and a decline in the price of our stock.

We may be subject to claims alleging that we have infringed third party proprietary rights. Litigating such claims, whether meritorious or not, is costly. The expenditure of such costs, and the accompanying diversion of management time to such litigation, may cause a decrease in attention to sales and product development and a corresponding decrease in revenue. These claims might require us to enter into royalty or license agreements with terms unfavorable to us. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products, or redesign or discontinue such products, any of which could materially reduce our sales and revenue and cause a decline in the market price for our common stock.

If we are unable to raise additional capital on favorable terms, our ability to fund growth and otherwise operate our business will be significantly limited.

We may need to raise additional capital to develop and enhance our services and products, fund expansion, respond to competitive pressures, or acquire complementary businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. Our agreements with our lenders restrict the types of capital we can raise without the consent of our lenders. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences, or privileges senior to those of our common stock. If we cannot raise adequate funds on acceptable terms, our ability to fund growth, take advantage of business opportunities, develop or enhance services or products, or otherwise respond to competitive pressures will be significantly limited. Insufficient funds may require us to scale-back or eliminate some or all of our plans for growth.

The terms of our indebtedness imposes significant restrictions on our ability to raise capital.

Without the consent of our senior lender, our existing outstanding indebtedness restricts our ability to, among other things:

•	incur additional debt;

•	repay other debt;

•	pay dividends;

•	make certain investments, mergers or acquisitions;

Failure to meet any of these covenants could result in an event of default under our outstanding loan arrangement. If an event of default occurs, our lenders may take one or more of the following actions:

•	increase our borrowing costs;

•	restrict our ability to obtain additional borrowings;

•	accelerate all amounts outstanding; or

•	enforce their interests against collateral pledged.

If our lender was to accelerate our debt payments, our assets may not be sufficient to fully repay the debt.

In addition, we cannot declare dividends or incur additional debt without the written approval from our lender, which could significantly restrict our ability to raise additional capital. Our ability to receive the necessary approvals is largely dependent upon our relationship with our lender and our financial performance, and no assurances can be given that we will be able to obtain the necessary approvals in the future. Our inability to raise additional capital could lead to working capital deficits that could have a materially adverse effect on our operations in future periods.

We may not be able to successfully expand through strategic acquisitions, which could decrease our profitability.

A key element of our strategy is to pursue strategic acquisitions that either expand or complement our business, in order to increase revenues and earnings. We may not be able to identify additional attractive acquisition candidates on terms favorable to us or in a timely manner. We may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to us, if at all. Moreover, we may not be able to successfully integrate any acquired businesses into our business or to operate any acquired businesses profitably. Each of these factors may contribute to our inability to successfully expand through strategic acquisitions, which could ultimately result in increased costs without a corresponding increase in revenues, which would result in decreased profitability.

Our inability to efficiently complete or integrate future strategic acquisitions may divert management resources away from business operations and cause greater expenses and decreased revenues and sales.

We may find it necessary or desirable to acquire additional complementary businesses, products or technologies. Integrating product acquisitions and completing any future acquisitions could cause significant diversions of management time and resources. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management’s attention, and the potential loss of key employees or customers of acquired operations. We may not be able to effectively integrate any such acquisitions, and our failure to do so could result in significant expenses and lost revenue.

Any acquisition we make could disrupt our business and harm our financial condition and operations.

In an effort to effectively compete in the design automation solutions and facilities management markets where increasing competition and industry consolidation prevail, we may acquire complementary businesses in the future. In the event of any future acquisitions, we could:

•	issue additional stock that would dilute our current shareholders’ percentage ownership;

•	incur debt and assume liabilities;

•	incur amortization expenses related to intangible assets; or

•	incur large and immediate write-offs of intangible assets, accounts receivable or other assets.

These events could result in significant expenses and decreased revenue, or could substantially affect the market price of our common stock.

RISK FACTORS RELATING TO OUR STOCK AND CAPITAL STRUCTURE

The high volatility of our stock price could materially and adversely affect the price of our stock.

The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include:

•	fluctuations in sales or operating results;

•	illiquidity resulting from relatively low average daily volume of transactions in our stock;

•	announcements of technological innovations or new software standards by us or our competitors;

•	published reports of securities analysts;

•	developments in patent or other proprietary rights;

•	changes in our relationships with development partners and other strategic alliance partners; and

•	general market conditions, especially regarding the general performance of comparable technology stocks.

Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

The conversion of our Series D Convertible Preferred Stock, the conversion of our Series E Convertible Preferred Stock, the conversion of our Series F Cumulative Convertible Preferred Stock, and the exercise of a substantial number of outstanding warrants issued in connection with those Preferred Stock issuance, and certain other warrants, would increase the amount of our common stock in the trading market, which could substantially affect the market price of our common stock.

Between November 19, 2003 and December 31, 2003, we sold units consisting of one share of Series D Convertible Preferred Stock, then convertible into two shares of common stock (currently, an aggregate of 2,380,401 shares), and a warrant to purchase a single share of common stock for $0.45. The warrants expired in December, 2004. On July 29, 2005, we sold units consisting of one share of Series E Convertible Preferred Stock, which in the aggregate were initially convertible into 1,832,306 shares of common stock (currently, 1,812,308 shares), and warrants to purchase an aggregate of 366,475 shares of common stock, in each case for $.65 per share. On June 12, 2006, we sold units consisting of Series F Cumulative Convertible Preferred Stock, convertible into 2,000,000 shares of our Common Stock, and 800,000 stock purchase warrants. In the event of (i) the exercise of a substantial number of warrants accompanying the Series E Convertible Preferred Stock and Series F Cumulative Convertible

Preferred Stock, or (ii) the conversion of a substantial number of shares of Series D, Series E, or Series F Convertible Preferred Stock, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

The exercise of outstanding options will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying such options may adversely affect prevailing market prices for our common stock.

As of the date of this Prospectus, there are outstanding options to purchase an aggregate of 1,985,082 shares of our common stock at per share exercise prices ranging from $.12 to $63.33. The exercise of such outstanding options would dilute the percentage ownership of our existing stockholders, and any sales in the public market of shares of our common stock underlying such options may adversely affect prevailing market prices for our common stock.

The Selling Stockholders may choose to sell shares at prices below the current trading price.

The Selling Stockholders are not restricted as to the prices at which they may sell their shares of our common stock. Sales of shares of our common stock below the then-current trading prices may adversely affect the market price of our common stock.

RISK FACTORS RELATING TO OUR ARTICLES OF INCORPORATION

Our certificate of incorporation and bylaws could delay or prevent the acquisition or sale of our company and prevent our shareholders from receiving any potential benefit from an offer to acquire us.

Our charter and bylaws, resulting from our merger with PlanetCAD, as well as the General Corporation Law of the State of Delaware, may deter, discourage, or make more difficult a change in control, even if such a change in control would benefit our shareholders. As a result, shareholders may be unable to receive any economic or other benefit contained in any proposal. In particular, the board of directors may issue preferred stock having such designations, rights, and preferences as they determine; only shareholders owning not less than two-thirds of the outstanding shares may call special meetings of shareholders; advance notice is required for presentation of new business and nominations of directors at meetings of shareholders; and our bylaws may be amended only by the board of directors or by the holders of two-thirds of the outstanding voting stock.

The liability of our directors is limited.

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Delaware law.

It is unlikely that we will issue dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of our board of directors.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. We caution you to be aware of the speculative nature of forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. These statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, but they are not guarantees of future performance. Purchasers of shares offered hereby should note that many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this Prospectus include, among others, the factors set forth under the caption “Risk Factors,” general economic, business and market conditions, changes in laws, and increased competitive pressure. We can give no assurances that the actual results we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements we make to reflect new information, future events or otherwise.

SELLING STOCKHOLDERS

This Prospectus relates to the resale of an aggregate of 6,190,000 shares of the Common Stock of Avatech Solutions, Inc. (“we” or the “Company”), held by or issuable to certain stockholders to whom we granted registration rights in connection with our private placement of the Preferred Stock and Warrants and Common Stock and Common Stock Warrants in transactions not involving a public offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On June 7, 2006, we reached final agreement for, and on June 12, 2006 we closed, the sale of an aggregate of 4,000 shares of our 10% Series F Convertible Preferred Stock, and 800,000 stock purchase warrants to Tail Wind Partners Ltd. and Solomon Strategic Holdings, Inc. for an aggregate of $4,000,000. The Series F Preferred Stock is convertible into 2,000,000 shares of our Common Stock, subject to antidilution and other adjustments, and the stock purchase warrants entitle the holders to purchase 800,000 shares of our Common Stock, subject to antidilution and other adjustments.

On June 7, 2006, we reached final agreement for, and on June 14, 2006 we closed, the sale of an agreement of 1,000,000 shares of our Common Stock, and 600,000 stock purchase warrants, to Sigma Opportunity Fund LLC and Pacific Asset Partners.

In accordance with our contractual obligations to most of these stockholders, we filed a Registration Statement on Form S-1, of which this Prospectus constitutes a part, in order to permit the Selling Stockholders to resell to the public the shares of our Common Stock issued to them.

The following table, to our knowledge, sets forth information as of June 15, 2006 regarding the beneficial ownership of shares of our Common Stock held by each Selling Stockholder and the number of shares being offered hereby by each Selling Stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after June 15, 2006. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the Selling Stockholder. We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. None of these Selling Stockholders are, or are affiliates of, a broker-dealer registered under the Securities Exchange Act of 1934.

Name	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned Following Offering
	Shares	%	Shares Offered(1)	Shares	%
The Tail Wind Fund Ltd. (2)	1,484,407	9.9%	3,977,500	0	0%
Solomon Strategic Holdings, Inc.(3)	210,000	1.5%	322,500
Pacific Asset Partners (4)	800,000	5.8%	845,000	0	0%
Sigma Opportunity Fund LLC (4)	800,000	5.8%	845,000	0	0%
HPC Capital Management (5)	200,000	1.4%	200,000	0	0%

TOTAL	3,494,407	21.8%	6,190,000	0	0%

(1)	Pursuant to the terms of an Investor Rights Agreements dated as of June 12, 2006 and June 14, between The Tail Wind Fund Ltd., Solomon Strategic Holdings, Inc., and Sigma Opportunity Fund LLC and Pacific Asset Partners, respectively, and us, we agreed to register a number of shares equal to 175% of the number of shares of Common Stock initially issuable upon conversion of the Preferred Shares and 100% of the number of shares of Common Stock initially issuable upon exercise of the Warrants and 115% of the warrants issued to Sigma Opportunity Fund LLC and Pacific Asset Partners.
(2)	Subject to the ownership limitation described below, The Tail Wind Fund Ltd. (“Tail Wind”) beneficially owns a total of 2,590,000 shares of Common Stock, including (i) 1,850,000 shares of Common Stock issuable upon conversion of shares of our Series F Preferred Stock (“Preferred Shares”) issued to Tail Wind on June 12, 2006, and (ii) 740,000 shares of Common Stock issuable upon exercise of Warrants issued to Tail Wind on such date (“Warrants”). However, because the number of shares of Common Stock into which Tail Wind’s Preferred Shares and Warrants may be converted or exercised is limited under such instruments to that number of shares of Common Stock which would result in Tail Wind having beneficial ownership of 9.9% of the total issued and outstanding shares of Common Stock, Tail Wind beneficially owns 1,484,407 shares of Common Stock and disclaims beneficial ownership of 1,105,593 shares of Common Stock, based on 13,509,607 shares of Common Stock outstanding on the date hereof. Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by The Tail Wind Fund Ltd.

(3)	Solomon Strategic Holdings, Inc. beneficially owns 150,000 shares issuable upon conversion of our Preferred Stock, and 60,000 shares issuable upon exercise of stock purchase warrants. Andrew P. Mackellar has been authorized by the Board of Directors of Solomon Strategic Holdings, Inc. (“SSH”) to make voting and disposition decisions with respect to the shares on behalf of SSH. By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by SSH. Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.
(4)	Includes 500,000 shares of our common stock and 300,000 shares issuable upon exercise of Common Stock Warrants issued to each of Pacific Asset Partners and Sigma Opportunity Fund LLC. Robert Stafford has authority to make voting and disposition decisions on behalf of Pacific Asset Partners, and Thom Waye has authority to make voting and disposition decisions on behalf of Sigma Opportunity Fund LLC.
(5)	Shares issuable upon the exercise of stock purchase warrants issued to HPC Capital Management as part of the compensation it received for acting as our financial advisor in connection with the private placement of shares of Series F Preferred Stock and the Preferred Stock Warrants. Barry Freeman has sole voting and dispositive power over the securities owned by HPC Capital Managemant.

BUSINESS

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, and December 31, 2005, and March 31, 2006, incorporated by reference into this Prospectus, contain information about us, including audited financial statements for our fiscal year ended June 30, 2005 and unaudited financial statements for our fiscal quarters ended September 30, and December 31, 2005 and March 31, 2006. Please refer to these reports for additional information.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales entered into after the date of this prospectus or in transactions to cover such short sales; and

•	put or call option transactions relating to the shares.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling security holder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

DESCRIPTION OF SECURITIES

As of the date of Prospectus, we have the authority to issue an aggregate of 100,000,000 shares of capital stock, consisting of 80,000,000 shares of our Common Stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share, issuable from time to time by our board of directors in one or more classes or series. As of June 14, 2006, there were 13,509,607 shares of our Common Stock outstanding, 1,189,209 shares of our Series D Convertible Preferred Stock outstanding, 1,178 shares of our Series E Convertible Preferred Stock outstanding, and 4,000 shares of our Series F 10% Cumulative Convertible Preferred Stock outstanding.

Common Stock

Shares of our Common Stock are currently quoted on the OTC Bulletin Board under the symbol “AVSO.OB”. Holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board of directors out of funds legally available. In the event of our liquidation, dissolution, or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our Common Stock. Holders of shares of our Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to our Common Stock. All of the outstanding shares of our Common Stock are fully paid and nonassessable.

Preferred Stock

Our Board of Directors is authorized, without further action by the shareholders, to issue series of preferred stock from time to time, and to designate the rights, preferences, limitations and restrictions of and upon shares of each series including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation, and the number of shares constituting any series. We believe that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. The rights and privileges of holders of preferred stock could adversely affect the voting power of holders of common stock, and the authority of our Board of Directors to issue preferred stock without further shareholder approval could have the effect of delaying, deferring, or preventing a change in control of the Company Our board of directors currently has three classes of preferred stock designated under our Charter; the Series D Convertible Preferred Stock, the Series E Convertible Preferred Stock, and Series F 10% Cumulative Convertible Preferred Stock. In addition, the board of directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of our common stock or its market price.

The following is a summary of the material terms of the Series D Convertible Preferred Stock:

Par Value. The par value of Series D Convertible Preferred Stock is $0.01 per share.

Number of Shares. We designated 1,297,537 shares of our preferred stock, par value $0.01 as Series D Convertible Preferred Stock, of which 1,189,209 shares of Series D Convertible Preferred Stock are issued and outstanding.

Voting Rights. Each holder of our Series D Convertible Preferred Stock is entitled to attend all special and annual meetings of our shareholders and to vote on all actions to be taken by our shareholders, including, without limitation, the election of directors, and any other matter properly brought for consideration before the shareholders. The holders of Series D Convertible Preferred Stock shall vote together with all other classes and series of our stock, and are entitled to one vote per share of common stock into which the preferred stock is then convertible.

Dividends. The Series D Convertible Preferred Stock is eligible for 10% annual, cumulative dividends, payable quarterly when and as declared by our Board of Directors. These dividends have priority over any declaration or payment of any dividend or other distribution on our Common Stock or any other class or series of stock that is junior to the Series D Convertible Preferred Stock. Dividends on our Series D Convertible Preferred Stock rank pari passu with any other shares of Preferred Stock entitled to participate pari passu with the Series D Convertible Preferred Stock with respect to dividends and are subject to the rights of any series of Preferred Stock that ranks, with respect to dividends, senior to the Series D Convertible Preferred Stock. Currently, there are no outstanding shares of stock that rank senior to or pari passu with the Series D Convertible Preferred Stock other than the Series E Preferred Stock and the Series F Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series D Convertible Preferred Stock shall be entitled to receive from the distribution of any of our assets remaining after we have paid all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any future class or series of stock with a liquidation preference over the Series D Convertible Preferred Stock, an amount equal to the purchase price for and any accrued and unpaid dividends on such stock, an amount equal to the original issue price of Series D Convertible Preferred Stock ($0.60 per share) plus an amount equal to all accumulated but unpaid dividends on the Series D Convertible Preferred Stock, pari passu with any other shares of Preferred Stock under the terms of which holders thereof shall be entitled to participate pari passu with the Series D Convertible Preferred Stock.

Conversion Rights. Holders of our Series D Convertible Preferred Stock may convert all, but not less than all, of their shares of Series D Convertible Preferred Stock into shares of our common stock at any time. Holders of shares of Series D Convertible Preferred Stock must convert all of their shares of Series D Convertible Preferred Stock if our common stock trades on the NASDAQ National Market System at or in excess of $2.25 per share for 60 consecutive trading days. Our common stock is not currently eligible for trading on the NASDAQ National Market System. We must redeem all of the outstanding shares of Series D Convertible Preferred Stock for its initial purchase price plus any accrued but unpaid dividends if we merge with another corporation.

Each share of Series D Convertible Preferred Stock is convertible into the greatest whole number of shares of common stock obtained by multiplying the number of shares of Series D Convertible Preferred Stock being converted by the original purchase price of each share of Series D Convertible Preferred Stock ($0.60 per share) plus any accrued but unpaid dividends, and divided by the “Conversion Price” in effect at the time of election.

The Conversion Price will be proportionally increased or decreased if we effect a stock dividend, distribution or split. In addition, if we issue common stock or rights to purchase our common stock for consideration of less than the then-existing Conversion Price (a “Diluting Issue”), we must adjust the Conversion Price. However, we do not need to adjust the Conversion Price if we issue common stock in any of the following circumstances:

•	in a registered public offering;

•	in connection with a bank financing;

•	pursuant to an equity compensation plan approved by the Board of Directors; or

•	in the course of a merger or combination approved by a majority of holders of Series D Convertible Preferred Stock.

If we must adjust the Conversion Price for a Diluting Issue, the Conversion Price in effect immediately after the Diluting Issue will be the Conversion Price immediately prior to the Diluting Issue multiplied by a fraction, as follows:

The numerator will be	(1) the number of shares of Common Stock outstanding immediately prior to the Diluting Issue plus (2) the aggregate consideration received by us in the Diluting Issue divided by the Conversion Price in effect immediately prior to the Diluting Issue; and

The denominator will be	the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of common stock issued (or which may be issued pursuant to options, warrants or other rights) in the Diluting Issue.

For the purpose of this calculation, if we issue rights to purchase common stock, such as options or warrants, we must calculate any adjustment as though these rights have been fully exercised and we have received the exercise price of such rights. The number of shares of Common Stock outstanding immediately prior to the Diluting Issue must be calculated as if any convertible securities had been fully converted into shares of common stock and all outstanding options, warrants, and similar rights had been exercised.

Initially, the Conversion Price was $0.30 per share; each share of Series D Convertible Preferred Stock was convertible into two shares of common stock. On January 1, 2004, we issued warrants to purchase a total of 45,000 shares of our common stock at $0.21 per share to the holders of certain notes issued by our wholly-owned subsidiary, Avatech Solutions Subsidiary, Inc. If fully exercised, we would receive approximately $9,450 from the exercise of these warrants and issue 45,000 shares of common stock. These warrants were a Diluting Issue under the terms of the Series D Convertible Preferred Stock, and we adjusted the Conversion Price of the Series D Preferred Stock to approximately $0.2997, as follows:

$9,450
New Conversion Price	= $0.30 x 16,079,744 + 0.30
16,079,744 + 45,000

As of the date of this Prospectus, the 1,189,209 outstanding shares of Series D Convertible Preferred Stock are currently convertible into 2,380,401 shares of our common stock.

The following is a summary of the material terms of the Series E Convertible Preferred Stock:

Par Value. The par value of Series E Convertible Preferred Stock is $0.01 per share.

Number of Shares. We designated 1,191 shares of our preferred stock, par value $0.01 as Series E Convertible Preferred Stock, of which 1,178 shares of Series E Convertible Preferred Stock are issued and outstanding.

Voting Rights. Each holder of our Series E Convertible Preferred Stock is entitled to attend all special and annual meetings of our shareholders and to vote on all actions to be taken by our shareholders, including, without limitation, the election of directors, and any other matter properly brought for consideration before the shareholders. The holders of Series E Convertible Preferred Stock shall vote together with all other classes and series of our stock, and are entitled to one vote per share of common stock into which the preferred stock is then convertible.

Dividends. The Series E Convertible Preferred Stock is eligible for 10% annual, cumulative dividends, payable quarterly when and as declared by our Board of Directors. These dividends have priority over any declaration or payment of any dividend or other distribution on our Common Stock or any other class or series of stock that is junior to the Series E Convertible Preferred Stock. Dividends on our Series E Convertible Preferred Stock rank pari passu with any other shares of Preferred Stock entitled to participate pari passu with the Series E Convertible Preferred Stock with respect to dividends and are subject to the rights of any series of Preferred Stock that ranks, with respect to dividends, senior to the Series E Convertible Preferred Stock. Currently, there are no outstanding shares of stock that rank senior to or pari passu with the Series E Convertible Preferred Stock other than the Series D and Series F Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series E Convertible Preferred Stock shall be entitled to receive from the distribution of any of our assets remaining after we have paid all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any future class or series of stock with a liquidation preference over the Series E Convertible Preferred Stock, an amount equal to the purchase price for and any accrued and unpaid dividends on such stock, an amount equal to the original issue price of Series E Convertible Preferred Stock ($1,000 per share) plus an amount equal to all accumulated but unpaid dividends on the Series E Convertible Preferred Stock, pari passu with any other shares of Preferred Stock under the terms of which holders thereof shall be entitled to participate pari passu with the Series E Convertible Preferred Stock.

Conversion Rights. Holders of our Series E Convertible Preferred Stock may convert all, but not less than all, of their shares of Series E Convertible Preferred Stock into shares of our common stock at any time beginning 180 days after the original issuance date of their shares of Series E Convertible Preferred Stock. Holders of shares of Series E Convertible Preferred Stock must convert all of their shares of Series E Convertible Preferred Stock if our common stock trades on the NASDAQ National Market System at or in excess of $2.25 per share for 60 consecutive trading days. Our common stock is not currently eligible for trading on the NASDAQ National Market System. We must redeem all of the outstanding shares of Series E Convertible Preferred Stock for its initial purchase price plus any accrued but unpaid dividends if we merge with another corporation.

Each share of Series E Convertible Preferred Stock is convertible into the greatest whole number of shares of common stock obtained by dividing the face amount of Series E Convertible Preferred Stock being converted, plus any accrued but unpaid dividends, by $0.65 per share.

The Conversion Price will be proportionally increased or decreased if we effect a stock dividend, distribution or split. In addition, if we issue common stock or rights to purchase our common stock for consideration of less than the then-existing Conversion Price (a “Diluting Issue”), we must adjust the Conversion Price. However, we do not need to adjust the Conversion Price if we issue common stock in any of the following circumstances:

•	in a registered public offering;

•	in connection with a bank financing;

•	pursuant to an equity compensation plan approved by the Board of Directors; or

•	in the course of a merger or combination approved by a majority of holders of Series E Convertible Preferred Stock.

If we must adjust the Conversion Price for a Diluting Issue, the Conversion Price in effect immediately after the Diluting Issue will be the Conversion Price immediately prior to the Diluting Issue multiplied by a fraction, as follows:

The numerator will be	(1) the number of shares of Common Stock outstanding immediately prior to the Diluting Issue plus (2) the aggregate consideration received by us in the Diluting Issue divided by the Conversion Price in effect immediately prior to the Diluting Issue; and

The denominator will be	the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of common stock issued (or which may be issued pursuant to options, warrants or other rights) in the Diluting Issue.

For the purpose of this calculation, if we issue rights to purchase common stock, such as options or warrants, we must calculate any adjustment as though these rights have been fully exercised and we have received the exercise price of such rights. The number of shares of Common Stock outstanding immediately prior to the Diluting Issue must be calculated as if any convertible securities had been fully converted into shares of common stock and all outstanding options, warrants, and similar rights had been exercised.

The following is a summary of the material terms of the Series F Convertible Preferred Stock:

Par Value. The par value of the Series F Preferred Stock is $.01 per share.

Number of Shares. We designated 5,500 shares of our preferred stock as Series F Cumulative Convertible Preferred Stock, of which 4,000 shares are issued and outstanding.

Voting Rights. Each holder of our Series F Preferred Stock is entitled to attend all special and annual meetings of our shareholders and to vote on all actions to be taken by our shareholders, including, without limitation, the election of directors, and any other matter properly brought for consideration before the shareholders. The holders of Series F Preferred Stock shall vote together with all other classes and series of our stock, and are entitled to one vote per share of common stock into which the Series F Preferred Stock is then convertible.

Dividends. The Series F Preferred Stock is eligible for 10% annual, cumulative dividends, payable semiannually when and as declared by our Board of Directors. These dividends have priority over any declaration or payment of any dividend or other distribution on our Common Stock or any other class or series of stock that is junior to the Series F Preferred Stock. Dividends on our Series F Preferred Stock rank pari passu with any other shares of preferred stock entitled to participate pari passu with the Series F Preferred Stock with respect to dividends and are subject to the rights of any series of preferred stock that ranks, with respect to dividends, senior to the Series F Preferred Stock. Currently, there are no outstanding shares of stock that rank senior to the Series F Preferred Stock and no such shares may be issued without the consent of the holders of Series F Preferred Stock. The Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, and Series F Preferred Stock rank pari passu with each other.

We may pay dividends in cash or shares of our Common Stock. If we pay dividends in shares of our Common Stock, such shares will be valued at 95% of their then-current market value.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of Avatech, either voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and obligations, the holders of Series F Preferred Stock shall be entitled to receive from the distribution of any of our assets remaining after we have paid all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any future class or series of stock with a liquidation preference over the Series F Preferred Stock, an amount equal to the purchase price for and any accrued and unpaid dividends on such stock, an amount equal to the original issue price of the Series F Preferred Stock ($1,000 per share), plus an amount equal to all accumulated but unpaid dividends thereon, pari passu with any other shares of preferred stock under the terms of which holders shall be entitled to participate pari passu with the Series F Preferred Stock.

Conversion Rights. Holders of the Series F Preferred Stock may convert all or any portion of their shares of Series F Preferred Stock into shares of our Common Stock, at a conversion price per share of $2.00, at any time until all shares of Series F Preferred Stock owned by such holders have been converted or redeemed. Holders of shares of Series F Preferred Stock must convert all of their shares of Series F Preferred Stock if our common stock trades, for 20 consecutive days, at a price exceeding 250% of the conversion price ($5.00).

The conversion price will be proportionally increased or decreased if we effect a stock dividend, distribution or split. In addition, if we issue common stock or rights to purchase our common stock for consideration of less than the then-existing conversion price (a “Diluting Issue”), we must adjust the conversion price. However, we do not need to adjust the Conversion Price if we issue common stock in any of the following circumstances:

•	in a registered public offering;

•	in connection with a bank financing;

•	pursuant to an equity compensation plan approved by the Board of Directors; or

•	in the course of a merger or combination approved by a majority of holders of Series F Preferred Stock.

If we must adjust the conversion price for a Diluting Issue, the conversion price in effect immediately after the Diluting Issue will be the conversion price immediately prior to the Diluting Issue multiplied by a fraction, as follows:

The numerator will be	(1) the number of shares of Common Stock outstanding immediately prior to the Diluting Issue plus (2) the aggregate consideration received by us in the Diluting Issue divided by the conversion price in effect immediately prior to the Diluting Issue; and

The denominator will be	the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of common stock issued (or which may be issued pursuant to options, warrants or other rights) in the Diluting Issue.

For the purpose of this calculation, if we issue rights to purchase common stock, such as options or warrants, we must calculate any adjustment as though these rights have been fully exercised and we have received the exercise price of such rights. The number of shares of Common Stock outstanding immediately prior to the Diluting Issue must be calculated as if any convertible securities had been fully converted into shares of common stock and all outstanding options, warrants, and similar rights had been exercised.

Redemption. Beginning on the second anniversary of the date of issuance of the Series F Preferred Stock, and on each calendar quarter thereafter until the fourth anniversary of such issuance date, upon the election of the holders of Series F Preferred Stock, we will redeem one-eighth of the face amount of the Series F Preferred Stock owned by such holder. Even if a holder of Series F Preferred Stock notifies us that it wishes us to redeem such portion of its Series F Preferred Stock on that redemption date, such holder may nonetheless convert into Common Stock the shares of Series F Preferred Stock to be redeemed at any time prior to the actual date of redemption.

Redemptions of Series F Preferred Stock may be made in cash or in shares of our Common Stock. If paid in shares of our Common Stock, such shares of Common Stock shall be valued at 92.5% of the then-current market price for our Common Stock.

Certain Provisions Relating to a Change of Control

Provisions Related To The Election Of Directors And Stockholder Action. Our certificate of incorporation requires the affirmative vote of two-thirds of the shareholders to remove a director from the board of directors without cause. The certificate of incorporation also provides that our remaining directors may fill any and all board vacancies, unless the remaining directors approve a stockholder vote to fill a vacancy. Our bylaws prohibit less than two-thirds of our shareholders from calling a special meeting, whether for the purpose of replacing directors or for any other purpose. Therefore, a third party interested in taking control of Avatech quickly will not be able to do so unless the third party acquires two-thirds or more of our voting securities at the time of the acquisition. In addition, our certificate of incorporation and bylaws prohibit shareholders from taking action by written consent in lieu of a meeting.

Certain Statutory Provisions. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this provision prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation’s outstanding voting stock.

Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation’s board of directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Christopher Olander, Esq., our Executive Vice President and General Counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.